Exhibit 10(n)

Chuck Enze
Employment Arrangements

Since June 1, 2006, TXU Corp. (the “Company”) has employed Chuck Enze as Chief Executive Officer, Construction on an at-will employee basis. The Company pays Mr. Enze an annual salary equal to $550,000, and Mr. Enze is eligible to participate in all compensation and benefit plans of the Company in which similarly situated executives are eligible to participate, which currently include the TXU Corp. Executive Annual Incentive Plan, the TXU Corp. 2005 Omnibus Incentive Plan, the TXU Corp. Salary Deferral Plan, the TXU Executive Financial Advisement Program, the Executive Physical Examination Program, the TXU Second Supplemental Retirement Plan, the TXU Corp. Executive Change in Control Policy and the TXU Corp. 2005 Executive Severance Plan. Assuming Mr. Enze is employed with the Company on the date 2007, 2008, 2009 and 2010 awards are granted, respectively, pursuant to the 2005 Omnibus Incentive Plan, the award to be granted to Mr. Enze for each year will have a face value equal to not less than $400,000, based on the share price of the Company’s common stock at the time of grant.

In addition, Mr. Enze is entitled to a supplemental benefit, in the form of a single lump sum, equal to $3,100,000, which amount will be reduced by the value of the Company pension payable to Mr. Enze under the TXU Retirement Plan and the Second Supplemental Retirement Plan earned by Mr. Enze up to the age of 60. The supplemental benefit will be paid upon the earlier to occur of Mr. Enze’s separation of service from the Company or his death.